Exhibit 99.1

FOR IMMEDIATE RELEASE

Commerce Energy Group, Inc. Announces Results for Fourth Quarter and Fiscal Year Ended July 31, 2004

COSTA MESA, CA, November 15, 2004 — Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity service provider, announced results for fiscal year ended July 31, 2004 and the fourth quarter.

Results for fiscal year

Revenues for the fiscal year ended July 31, 2004 were $210.6 million, up 27%, as compared to the prior fiscal year. The Company reported a net loss of $21.7 million (loss per share of $0.77) for fiscal 2004, as compared to net income of $5.4 million (earnings per share of $0.19) in the prior fiscal year.

For the fiscal year, the increase in revenues was due primarily to increased energy sales in Pennsylvania of $27.6 million, or 48%, in Michigan of $25.4 million, or 159%, and in New Jersey of $1.0 million, compared to prior fiscal year. This overall increase in energy sales is primarily due to the expanding customer base in Pennsylvania, expanding sales into the Michigan market in fiscal 2003, and expanding into the New Jersey market in fiscal 2004. The increase in revenues is offset by a decrease of $9.9 million, or 11%, in energy sales in California, primarily due to the price per kilowatt-hour decline in fiscal 2004 and green power credits in fiscal 2003.

For the fiscal year ended July 31, 2004, Commerce experienced a net loss of $21.7 million which includes the non-cash provision for impairment of $7.1 million for investments previously held by Summit Energy Ventures and subsequently, a loss of $1.9 million on the termination of the Summit venture. The loss also includes reorganization and initial public listing expenses of $3.4 million; expenses of $2.1 million due to the consolidation of the investment in Power Efficiency Corporation in general and administrative expense; and severance related to former executive officers of $1.9 million. The remaining net loss was primarily due to higher cost of electricity per kilowatt-hours caused by the substantial increase in natural gas prices, which is a significant factor influencing the electricity prices for supplies procured for the Company’s customers.

Results for fourth quarter

Revenues for the fourth quarter of fiscal 2004 were $56.7 million, down 9%, as compared to the fourth quarter of fiscal 2003. For the fourth quarter, the Company reported a net loss of $7.4 million (loss per share of $0.25), which includes a provision for further impairment of an investment previously held by Summit of $1.1 million, reorganization and initial public listing expenses of $2.1 million and a charge to reduce deferred tax assets by $2.4 million. This net loss is compared with net income of $4.3 million (earnings per share of $0.15) for the prior year’s comparable quarter.

For the quarter, the decrease in revenues was due primarily to sales decline in California of $6.1 million, or 23%, over the fourth quarter in fiscal 2003, primarily attributable to the discontinuation of green power credits. In Pennsylvania, revenues declined by $2.9 million, or 12%, over the fourth quarter in fiscal 2003, primarily due to customer attrition. The decreased sales in California and Pennsylvania are offset by energy sales increases in Michigan and New Jersey of $6.7 million and $0.8 million, respectively, primarily as a result of entering these new markets at the end of fiscal 2003 and in fiscal 2004, respectively.

Reorganization and Public Listing

On May 20, 2004, at a special meeting of shareholders, the shareholders voted to approve the Company’s reorganization from Commonwealth Energy into Commerce Energy Group, a Delaware holding company. The reorganization was completed on July 6, 2004. On July 8, 2004, the Company’s stock began trading on the American Stock Exchange under the ticker symbol “EGR.”

Summit Energy Ventures

In May 2004, the Company terminated its relationship with Summit Energy Ventures, LLC. The results for fiscal 2004 contained a non-cash impairment provision of $7.1 million. In addition, the operating loss for the year included expenses of $2.1 million in general and administrative expenses for Power Efficiency Corporation, one of the Summit investment companies, which was consolidated with the Company’s financial statements. Power Efficiency had been consolidated in our financial statements because Summit, and indirectly, the Company, owned approximately 76% of Power Efficiency until the termination of the agreement with Summit in May. In the termination agreement, the ownership of Power Efficiency was reduced to approximately 39.9% and was no longer consolidated in the Company’s financial results in the fourth fiscal quarter of 2004. The Company continues to own approximately 39.9% interest in Power Efficiency, a 2.3% interest in Encorp, Inc. and a 9.3% interest in Turbocor B.V. The book value of all three investments at fiscal year ended July 31, 2004 is $96,000. As a result of the termination agreement, the Summit investments should have no future negative impact on our operating results.

Liquidity

At July 31, 2004, the Company had total assets of $110.8 million, equity of $74.1 million, restricted cash and unrestricted cash of $58.1 million and no long-term debt. The Company believes its liquidity is adequate to meet its current operating obligations.

About Commerce Energy Group

Headquartered in Costa Mesa, California, Commerce Energy, Inc. is a provider of energy products and services to homeowners, commercial and industrial consumers, utilities, institutional and energy asset owners. Operating since 1998 as Commonwealth Energy Corporation, Commerce Energy Group now operates through its subsidiaries including Commonwealth Energy Corporation which holds Federal Energy Regulatory Commission and state licenses for retail and wholesale energy commodities and is a retail electricity service provider to homes and businesses in California, Pennsylvania, Michigan and New Jersey under the brand name electricAmerica. The Company also owns Skipping Stone, an energy consulting firm and UtiliHost, an outsourcing services and technology provider. For more information, visit www.CommerceEnergy.com.

For more information, contact:

Investor Relations
Verna Ray
vray@electric.com
(714) 259-2500

Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
1-800-ELECTRIC©

Forward Looking Statements

Certain statements contained within this press release including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not limited to, the volatility of the energy market, competition, operating hazards, uninsured risks, changes in energy-related state legislation, failure of performance by suppliers and transmitters, changes in general economic conditions, increased or unexpected competition, failure to obtain regulatory approvals, and other matters disclosed in Commerce Energy Group’s filings with the Securities and Exchange Commission. Further, Commerce Energy undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Statements of Operations
(In thousands, except per share data)

	Fourth Quarter Ended July 31,
	2004	2003	Change
Net revenue	$56,668	$62,244	(9%)
Direct energy costs	50,523	47,549	6%

Gross profit	6,145	14,695	(57%)
Selling & marketing expenses	914	900	2%
General and administrative expenses	6,614	2,987	121%
Reorganization and initial public listing expenses	2,094	—	—

Income (loss) from operations	(3,477)	10,808	(132%)
Other income and expenses:
Initial formation litigation expenses	(570)	(2,666)	(79%)
Provision for impairment on investments	(1,069)	—	—
Provision for termination of Summit	—	—	—
Loss on equity investments	—	82	—
Minority interest share of loss	—	187	—
Interest income, net	148	104	42%

Total other income and expenses	(1,491)	(2,293)	(35%)

Income (loss) before provision for (benefit from) income taxes	(4,968)	8,515	(156%)
Provision for (benefit from) income taxes	2,383	4,250	(51%)

Net income (loss)	$(7,351)	$4,265	(262%)

Earnings (loss) per share – basic	$(0.25)	$0.15	—
Earnings (loss) per share – diluted	$(0.25)	$0.14	—

	Fiscal Year Ended July 31,
	2004	2003	Change
Net revenue	$210,623	$165,526	27%
Direct energy costs	191,180	128,179	49%

Gross profit	19,443	37,347	(48%)
Selling & marketing expenses	4,063	4,240	(4%)
General and administrative expenses	25,857	18,492	40%
Reorganization and initial public listing expenses	3,393	—	—

Income (loss) from operations	(13,870)	14,615	(195%)
Other income and expenses:
Initial formation litigation expenses	(1,562)	(4,415)	(65%)
Provision for impairment on investments	(7,135)	—	—
Provision for termination of Summit	(1,904)	—	—
Loss on equity investments	—	(567)	—
Minority interest share of loss	1,185	187	534%
Interest income, net	549	715	(23%)

Total other income and expenses	(8,867)	(4,080)	(89%)

Income (loss) before provision for (benefit from) income taxes	(22,737)	10,535	(315%)
Provision for (benefit from) income taxes	(1,017)	5,113	(126%)

Net income (loss)	$(21,720)	$5,422	(492%)

Earnings (loss) per share – basic	$(0.77)	$0.19	—
Earnings (loss) per share – diluted	$(0.77)	$0.18	—

Consolidated Balance Sheets
(in thousands)

	July 31, 2004	July 31, 2003
Assets
Cash & cash equivalents	54,065	$40,921
Account receivables, net	31,119	37,861
Income taxes refund receivable	4,423	—
Deferred income tax asset	74	2,772
Prepaid and other current assets	5,141	6,920

Total current assets	94,822	88,474
Restricted cash and cash equivalents	4,008	20,773
Deposits	5,445	4,207
Investments	96	5,362
Property, and equipment, net	2,613	2,984
Goodwill and other intangible assets	3,839	4,070

Total assets	$110,823	$125,870

Liabilities and Shareholders’ Equity
Accounts payable	$30,576	$24,936
Accrued liabilities	6,141	7,127

Total current liabilities	36,717	32,063
Deferred income tax liabilities	—	187
Minority interest	—	603
Shareholders’ equity
Series A convertible preferred stock	—	700
Other convertible preferred stock	—	155
Commonwealth common stock	—	56,853
Commerce common stock	60,796	—
Unearned restricted stock compensation	(256)	—
Retained earnings	13,566	35,309

Total shareholders’ equity	74,106	93,017

Total liabilities and shareholders’ equity	$110,823	$125,870